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TRANSKARYOTIC THERAPIES INC.

                                                            [TRANSKARYOTIC LOGO]

November 1, 1996

Mr. Peter Wirth
37 Hancock Street
Boston, MA 02114

Dear Peter:

This letter is being written for the purpose of setting forth the basic terms of the understandings between Transkaryotic Therapies, Inc., a Delaware corporation (the "Company"), and you (the "Consultant"). If you are in agreement with these terms, please sign and date the last page of one copy of this letter and return it to us, whereupon this letter shall represent a legally binding agreement between us. Please keep the other copy of this letter for your files.

The Company hereby engages you, and you accept engagement, as a consultant to the Company upon the following terms and conditions.

1. DUTIES. As a Consultant to the Company, your duties during the term of this Agreement will consist of rendering consulting services from time to time to the Company on such matters as the Company requests, including: (a) advising the Company regarding business affairs of the Company; and (b) giving strategic advice to the Company in connection with the projects and developments in which the Company may be involved or considering. Your duties will not involve the practice of law. You will render such services at such specific times as may be mutually agreed upon by you and the Company.

The Company hereby acknowledges that you are presently employed in a full time capacity as Executive Vice President and General Counsel by Genzyme Corporation (the Primary Employer) and, as such, that the time you may be permitted to devote to rendering consulting services to the Company and other consulting obligations hereunder is limited by the terms of your employment with the Primary Employer.

2. CONFIDENTIALITY. You recognize and acknowledge that the Company's trade secrets, know-how and proprietary processes as they exist from time to time (including, but not limited to, information regarding scientific methods, animal cell lines, plasmids, gene therapy techniques, gene targeting and delivery techniques, gene mapping and isolation techniques, experimental animals, regulatory filings and regulatory strategies), as well as the Company's confidential business plans and


195 ALBANY STREET, CAMBRIDGE, MA 02139  617 349-0200  FAX 617 491-7903



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financial data are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of your duties as a consultant to the Company. In addition, you acknowledge that as a consultant to the Company, you may be given access to confidential information regarding the research of certain other consultants or advisors to the Company and other scientists who may enter into discussions with the Company ("Third Party Research"). You shall not, during or after the term of your consultancy to the Company, in whole or in part, disclose such secrets, know-how, processes, business plans, financial data or Third Party Research to any person, firm, ' corporation, association or other entity (except the Company) for any reason or purposes whatsoever, nor shall you make use of any property owned by the Company or of any Third Party Research for your own purposes or for the benefit of any third party (except the Company) under any circumstances during or after the term of your consultancy. These restrictions shall not apply to such secrets, know-how and processes which you can establish by competent proof:

i) were known to you, other than under binder of secrecy, prior to your consulting to the Company;

ii) have passed into the public domain prior to or after their development by or for the Company, or their disclosure to the Company, other than through acts or omissions attributable to you; or

iii) were subsequently obtained, other than under binder of secrecy, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

Upon termination of your consultancy to the Company, you shall promptly turn over to the Company all originals and copies which you may have of any of the Company's confidential information described in this Agreement or any Third Party Research. You will not disclose to the Company any confidential information, proprietary material or trade secrets belonging to any current or former employer or other third party.

Nothing contained in this Agreement, however, shall be construed to preclude a publication by you, in journals, conferences, symposia or by other means, of any of the results of your own research.

3. EXISTING AND FUTURE COMMITMENTS. You represent and warrant to the Company that:

(a) You are permitted under the terms of your employment by the Primary Employer to enter into this Agreement; and you have furnished such Employer with such notice, and obtained such approvals, regarding your accepting a position as a consultant to the Company as are required under the terms of your employment; and


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(b)   You are not presently a party to any agreement under which you advise or render services to any commercial enterprise other than as set forth in Schedule A to this agreement, nor do you have any equity participation of developments in gene therapy, molecular biology as it relates to gene therapy, or homologous recombination (other than investments in securities in the Primary Employer or any corporation or other entity whose securities are publicly traded and in which your beneficial ownership does not exceed one percent (1%) of the equity securities of such corporation or other entity). You are free to consult with any company that is not pursuing gene therapy, molecular biology as it relates to gene therapy, or homologous recombination as it relates to gene therapy or protein production, provided you do not disclose secrets, know-how, processes, business plans, financial data or Third Party Research as described in paragraph 2 of this agreement. The Consultant will notify the Company in writing of such consulting relationships as they arise.

4. COMPENSATION. As compensation for your services as a Consultant, the Company will pay you a consulting fee at the rate of $50,000 per annum payable quarterly in arrears on the fifteenth day of each January, April, July, and October that falls within the term of this agreement. In addition, you will receive a total of 15,000 options to purchase TKT stock. Such options will (i) have an exercise price of $15.00 per share, (ii) become exercisable in blocks of 5000 on the first, second, and third anniversary of the date of this Agreement, and (iii) have a term of 10 years. Options which have not become exercisable at the time this Agreement terminates shall expire on the date of termination; exercisable options shall remain exercisable and outstanding for their full unexpired term.

The payments provided for in this paragraph will constitute your sole compensation for all services rendered to the Company hereunder and all benefits conferred upon the Company hereunder. If the Company terminates this agreement, you will be paid for the quarter in which such termination takes effect.

5. TERM. This Agreement shall be for a term of three (3) years beginning on the date hereof unless terminated by you or the Company with not less than sixty
(60) days prior written notice. Notwithstanding the foregoing, the Company may terminate this Agreement at any time for cause or upon death or disability.

The provisions of Paragraphs 2, 6, 7, and 8 of this Agreement will survive any termination of this Agreement.

6. NONCOMPETITION. So long as you serve as a consultant to the Company and for a period of two (2) years thereafter, you shall not engage in any business (whether as an officer, director, owner, employee, partner, consultant, advisor or other direct or indirect participant) engaged in the commercial exploitation of research in gene therapy, molecular biology as it relates to gene therapy, or

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homologous recombination as it relates to gene therapy or protein production, or any other business which competes with the business of the Company, PROVIDED that during any period in which this covenant may be in effect, you may be employed by the Primary Employer or any commercial enterprise set forth in Schedule A (as amended from time to time with the Company's consent). So long as you serve as a consultant to the Company and for a period of two (2) years thereafter you shall not interfere with, disrupt or attempt to disrupt, the relationship (contractual or otherwise) between the Company and any of its customers, suppliers, lessors, lessees, employees, consultants, research partners, creditors or investors. It is the intent of the Company and you that the provisions of this Paragraph 6 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any portion of this Paragraph 6 shall be deemed amended to delete therefrom the portion so adjudicated to be invalid or unenforceable, such deletion shall apply only with respect to the operation of this Paragraph 6 in the particular jurisdiction in which such adjudication is made. Nothing contained herein shall prevent you from being employed by or acting as a consultant to any person or entity which does not compete with the business of the Company.

7. INTELLECTUAL PROPERTY. You hereby sell, transfer and assign to the Company, or to any person or entity designated by the Company, your entire right, title, and interest in and to all inventions, ideas, discoveries and improvements (including, but not limited to, information regarding methods, yeast and bacterial strains, animal cell lines, plasmids, mutants, synthesis techniques, gene therapy techniques, gene targeting and delivery techniques, gene mapping and isolation techniques, experimental animals, regulatory filings and regulatory strategies) whether patented or unpatented, and material subject to copyright, made or conceived by you, solely or jointly, during the course of your consultancy to the Company, whether or not conducted at the Company's facilities, which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company. You acknowledge that all copyrightable materials developed or produced by you within the scope of your consultancy constitute works made for hire. You shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any such inventions, ideas, discoveries, and improvements; and you shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents and shall give such testimony as may be necessary or required of you to permit the Company to file and prosecute patent applications and, as to material subject to copyright, to obtain copyrights thereof. The Company hereby acknowledges that the provisions of this Paragraph 7 shall not apply to inventions, ideas, discoveries and improvements made by you within the scope of your employment by the Primary Employer or any commercial enterprise set forth in Schedule A (as amended from time to time with the Company's consent).

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8. TECHNICAL RECORDS. Immediately upon the Company's request and promptly upon termination of this Agreement, you shall deliver to the Company all memorandums, notes, records, reports, photographs, drawings, plans, papers or other documents made or compiled by you or made available to you during the course of your consultancy under this Agreement, and any copies or abstracts thereof, whether or not of a secret or confidential nature, and all of such memorandums or other documents shall, during and after the termination of this Agreement, be the exclusive property of the Company.

9. INDEMNIFICATION. The Company shall indemnify you against all losses incurred in connection with any civil or criminal lawsuit to which you may be made a party arising out of consulting services rendered hereunder by you at the request of the Company, except to the extent such losses result from your negligence, willful misconduct or bad faith.

10. ASSIGNMENT. The rights and obligations of you and the Company hereunder shall inure to the benefit of, and shall be binding upon, our respective successors and assigns; PROVIDED, HOWEVER, that neither you nor the Company may assign this Agreement without the previous written consent of the other, and, PROVIDED, FURTHER, that nothing contained in this Agreement shall restrict or limit the Company, in any manner whatsoever, from assigning any or all of its rights, benefits or obligations under this Agreement to any Affiliate of the Company without the necessity of obtaining your consent. "Affiliates," as used throughout this Agreement, means any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company.

11. SPECIFIC PERFORMANCE. The Company is hereby authorized to demand specific performance of any covenant contained in Paragraphs 2, 6, 7, and 8 of this Agreement, and you hereby irrevocably waive any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance in any action brought by the Company.

12. AMENDMENT AND WAIVER. Neither this Agreement nor any term, covenant, condition or other provisions hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

14. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between you and the Company and supersedes any prior or contemporaneous understandings between us.

15. INDEPENDENT CONTRACTOR. Nothing contained in this Agreement shall be deemed to constitute you an employee of the Company, it being the intent of both

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you and the Company to establish an independent contractor relationship, nor shall you have authority to bind the Company in any manner whatsoever by reason of this Agreement.

16. NOTICES. Any notice given under this Agreement shall be deemed delivered when delivered by hand or given by registered or certified mail addressed to the parties at their respective addresses set forth on the first page of this Agreement or at such other address as you or the Company may provide to the other in writing from time to time.

Please indicate your acceptance and approval of the foregoing in the space provided below.


/s/ Peter Wirth                   12/20/96
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   Peter Wirth                     (Date)



/s/ Richard F Selden              12 20 96
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   Richard F Selden                (Date)
Transkaryotic Therapies Inc.





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